                                                 Exhibit 99.1

LAUREATE EDUCATION REPORTS FINANCIAL RESULTS FOR THE FOURTH QUARTER AND FULL-YEAR 2023 AND PROVIDES 2024 OUTLOOK
Company Announces New $100 Million Share Repurchase Authorization

MIAMI - February 22, 2024 (GLOBE NEWSWIRE) - Laureate Education, Inc. (NASDAQ: LAUR), which operates five higher education institutions across Mexico and Peru, today announced financial results for the fourth quarter and the year ended December 31, 2023.

Fourth Quarter 2023 Highlights (compared to fourth quarter 2022):

•On a reported basis, revenue increased 18% to $409.4 million. On an organic constant currency basis1, revenue increased by 10%.
•Operating income for the fourth quarter of 2023 was $110.0 million, compared to $78.0 million for the fourth quarter of 2022. The increase versus the fourth quarter of prior year resulted from growth in revenue and cost controls.
•Net income for the fourth quarter of 2023 was $41.7 million, compared to net income of $39.1 million for the fourth quarter of 2022.
•Adjusted EBITDA for the fourth quarter of 2023 was $131.3 million, compared to $94.8 million for the fourth quarter of 2022.

Year Ended December 31, 2023 Highlights (compared to year ended December 31, 2022):

•New enrollments increased 10%.
•Total enrollments increased 6%.
•On a reported basis, revenue increased 19% to $1,484.3 million. On an organic constant currency basis1, revenue was up 11%.
•Operating income for the year was $338.8 million, compared to $270.0 million for 2022. The increase versus the prior year resulted from growth in revenue and cost controls.
•Net income for the year was $107.3 million, compared to net income of $69.0 million for 2022.
•Adjusted EBITDA for the year was $418.6 million, as compared to $338.9 million for 2022.

Eilif Serck-Hanssen, President and Chief Executive Officer, said, “We delivered robust operating performance in 2023, with double-digit revenue growth and historic high operating margins. We remain focused on the strategic priorities we outlined a year ago, and see continued growth opportunities for 2024, even with a softer market backdrop in Peru during the first half of the year. Our strong balance sheet and high free cash flow generation has allowed us to return excess capital to shareholders, and today we are pleased to announce a new $100 million stock buyback authorization.” Mr. Serck-Hanssen added, “I would like to thank our nearly thirty thousand faculty and staff for another strong year, and their continued commitment to academic excellence and putting our students at the center of everything we do. With their help we are transforming the lives of students and communities in Mexico and Peru by providing greater access to affordable quality education.”

1 Organic constant currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items.

Fourth Quarter 2023 Results

For the fourth quarter of 2023, revenue on a reported basis was $409.4 million, an increase of $63.1 million, or 18%, compared to the fourth quarter of 2022. On an organic constant currency basis, revenue increased 10%, due primarily to higher enrollment and better price/mix. Operating income for the fourth quarter of 2023 was $110.0 million, compared to $78.0 million for the fourth quarter of 2022, an increase of $32.0 million. The increase in operating income versus the fourth quarter of prior year resulted from growth in revenue and cost controls. Net income was $41.7 million for the fourth quarter of 2023, compared to net income of $39.1 million in the fourth quarter of 2022, an increase of $2.6 million. Basic and diluted earnings per share were $0.26 for the fourth quarter of 2023.

Adjusted EBITDA for the fourth quarter was $131.3 million, compared to Adjusted EBITDA of $94.8 million for the fourth quarter of 2022.

Year Ended December 31, 2023 Results

New enrollments for full-year 2023 increased 10% compared to new enrollment activity for full-year 2022, and total enrollments were up 6%. New and total enrollments in Peru increased 9% and 3%, respectively, compared to 2022. New and total enrollments in Mexico were up 11% and 9%, respectively, compared to 2022, driven by strong intake cycles in 2023.

For the full-year 2023, revenue on a reported basis was $1,484.3 million, an increase of $242.0 million, or 19%, compared to 2022. On an organic constant currency basis, revenue increased 11%. Operating income for 2023 was $338.8 million compared to $270.0 million for 2022. The increase in operating income versus the prior year resulted from growth in revenue and cost controls. Net income for 2023 was $107.3 million, compared to net income of $69.0 million for 2022, an increase of $38.3 million. Basic and diluted earnings per share for 2023 were $0.69 and $0.68, respectively.

Adjusted EBITDA for the year was $418.6 million, compared to Adjusted EBITDA of $338.9 million for 2022.

Balance Sheet, Cash Flow and Capital Structure

Laureate has a strong balance sheet position. As of December 31, 2023, Laureate had $89.4 million of cash and cash equivalents, and gross debt of $167.4 million. Accordingly, net debt was $78.0 million as of December 31, 2023.

On November 30, 2023, Laureate paid a special cash dividend of approximately $110.2 million ($0.70/share).

As of December 31, 2023, Laureate had 157.6 million total shares outstanding.

New Share Repurchase Program

Laureate’s board of directors has approved a new stock repurchase program to acquire up to $100 million of the Company’s common stock. The Company intends to finance the repurchases with free cash flow, excess cash and liquidity on-hand, including available capacity under its Revolving Credit Facility. The Company’s proposed repurchases may be made from time to time on the open market at prevailing market prices, in privately negotiated transactions, in block trades and/or through other legally permissible means, depending on market conditions and in accordance with applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Repurchases may be effected pursuant to a trading plan adopted in accordance with Rule 10b5-1 of the Exchange Act. The Company’s board will review the share repurchase program periodically and may authorize adjustment of its terms and size or suspend or discontinue the program.

Outlook for Fiscal 2024

Laureate's 2024 outlook shows continued growth opportunities. We expect stronger growth rates in Mexico due to the positive macroeconomic backdrop in that market. For our operations in Peru, we anticipate growth to be more muted in 2024 due to the current economic downturn that market is currently experiencing. However, we do expect an economic recovery in the second half of the year for Peru.

Based on the current foreign exchange spot rates2, Laureate currently expects its full-year 2024 results to be as follows:

•Total enrollments expected to be in the range of 467,000 to 473,000 students, reflecting growth of 4%-5% versus 2023;
•Revenues expected to be in the range of $1,553 million to $1,568 million, reflecting growth of 5%-6% on an as-reported basis and 5%-6% on an organic constant currency basis versus 2023; and
•Adjusted EBITDA expected to be in the range of $441 million to $451 million, reflecting growth of 5%-8% on an as-reported basis and 6%-9% on an organic constant currency basis versus 2023.

Reconciliations of forward-looking non-GAAP measures, specifically the 2024 Adjusted EBITDA outlook, to the relevant forward-looking GAAP measures are not being provided, as Laureate does not currently have sufficient data to accurately estimate the variables and individual adjustments for such outlooks and reconciliations. Due to this uncertainty, the Company cannot reconcile projected Adjusted EBITDA to projected net income without unreasonable effort.

Please see the “Forward-Looking Statements” section in this release for a discussion of certain risks related to this outlook.

Conference Call

Laureate will host an earnings conference call today at 8:30 am ET. Interested parties are invited to listen to the earnings call by registering at https://bit.ly/LAURQ42023 to receive dial-in information. The webcast of the conference call, including replays, and a copy of this press release and the related slides will be made available through the Investor Relations section of Laureate’s website at www.laureate.net.

2 Based on actual FX rates for January 2024, and current spot FX rates (local currency per U.S. Dollar) of MXN 17.05 and PEN 3.88 for February - December 2024. FX impact may change based on fluctuations in currency rates in future periods.

Forward-Looking Statements

This press release includes statements that express Laureate’s opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, ‘‘forward-looking statements’’ within the meaning of the federal securities laws, which involve risks and uncertainties. Laureate’s actual results may vary significantly from the results anticipated in these forward-looking statements. You can identify forward-looking statements because they contain words such as ‘‘believes,’’ ‘‘expects,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates’’ or ‘‘anticipates’’ or similar expressions that concern our strategy, plans or intentions. In particular, statements regarding the amount, timing, process, tax treatment and impact of any future dividends represent forward-looking statements. All statements we make relating to guidance (including, but not limited to, total enrollments, revenues, and Adjusted EBITDA), and all statements we make relating to our current growth strategy and other future plans, strategies or transactions that may be identified, explored or implemented and any litigation or dispute resulting from any completed transaction are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, including with respect to our current growth strategy and the impact of any completed divestiture or separation transaction on our remaining businesses. Accordingly, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Important factors that could cause actual results to differ materially from our expectations are disclosed in our Annual Report on Form 10-K filed with the SEC on February 22, 2024, our subsequent Quarterly Reports on Form 10-Q filed, and to be filed, with the SEC and other filings made with the SEC. These forward-looking statements speak only as of the time of this release and we do not undertake to publicly update or revise them, whether as a result of new information, future events or otherwise, except as required by law.

Presentation of Non-GAAP Measures

In addition to the results provided in accordance with U.S. generally accepted accounting principles (GAAP) throughout this press release, Laureate provides the non-GAAP measurements of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt). We have included these non-GAAP measurements because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans.

Adjusted EBITDA consists of net income (loss), adjusted for the items included in the accompanying reconciliation. The exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Additionally, Adjusted EBITDA is a key input into the formula used by the compensation committee of our board of directors and our Chief Executive Officer in connection with the payment of incentive compensation to our executive officers and other members of our management team. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors.

Total debt, net of cash and cash equivalents (or net debt) consists of total gross debt, less total cash and cash equivalents. Net debt provides a useful indicator about Laureate’s leverage and liquidity.

Laureate’s calculations of Adjusted EBITDA, and total debt, net of cash and cash equivalents (or net debt) are not necessarily comparable to calculations performed by other companies and reported as similarly titled measures. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Adjusted EBITDA is reconciled from the GAAP measure in the attached table “Non-GAAP Reconciliation.”

We evaluate our results of operations on both an as reported and an organic constant currency basis. The organic constant currency presentation, which is a non-GAAP measure, excludes the impact of fluctuations in foreign currency exchange rates, acquisitions and divestitures, and other items. We believe that providing organic constant currency information provides valuable supplemental information regarding our results of operations, consistent with how we evaluate our performance. We calculate organic constant currency amounts using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period, and then exclude the impact of acquisitions and divestitures and other items described in the accompanying presentation.

About Laureate Education, Inc.

Laureate Education, Inc. operates five higher education institutions across Mexico and Peru, enrolling approximately 450,000 students in high-quality undergraduate, graduate, and specialized degree programs through campus-based and online learning. Our universities have a deep commitment to academic quality and innovation, strive for market-leading employability outcomes, and work to make higher education more accessible. At Laureate, we know that when our students succeed, countries prosper, and societies benefit. Learn more at laureate.net.

Key Metrics and Financial Tables
(Dollars in millions, except per share amounts, and may not sum due to rounding)

New and Total Enrollments by segment

	New Enrollments			Total Enrollments
	FY 2023	FY 2022	Change	As of 12/31/2023	As of 12/31/2022	Change
Mexico	153,800	138,800	11%	242,000	222,800	9%
Peru	87,100	79,800	9%	206,900	200,200	3%
Laureate	240,900	218,600	10%	448,900	423,000	6%

Consolidated Statements of Operations

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2023	2022	Change	2023	2022	Change
Revenues	$409.4	$346.3	$63.1	$1,484.3	$1,242.3	$242.0
Costs and expenses:
Direct costs	279.4	252.3	27.1	1,089.8	907.4	182.4
General and administrative expenses	18.6	16.0	2.6	52.6	64.8	(12.2)
Loss on impairment of assets	1.5	—	1.5	3.1	0.1	3.0
Operating income	110.0	78.0	32.0	338.8	270.0	68.8
Interest income	2.1	1.9	0.2	9.1	7.6	1.5
Interest expense	(3.7)	(4.8)	1.1	(21.0)	(16.4)	(4.6)
Other (expense) income, net	(0.5)	0.4	(0.9)	(0.3)	0.8	(1.1)
Foreign currency exchange loss, net	(24.1)	(14.5)	(9.6)	(75.7)	(17.4)	(58.3)
(Loss) gain on disposals of subsidiaries, net	—	(0.1)	0.1	3.6	1.4	2.2
Income from continuing operations before income taxes and equity in net income of affiliates	83.7	60.9	22.8	254.5	245.9	8.6
Income tax expense	(36.2)	(26.2)	(10.0)	(137.6)	(185.4)	47.8
Equity in net income of affiliates, net of tax	0.2	0.2	—	0.2	0.3	(0.1)
Income (loss) from continuing operations	47.7	34.9	12.8	117.0	60.7	56.3
(Loss) income from discontinued operations, net of tax	(6.0)	4.2	(10.2)	(9.8)	8.3	(18.1)
Net income	41.7	39.1	2.6	107.3	69.0	38.3
Net loss (income) attributable to noncontrolling interests	0.1	0.2	(0.1)	0.3	0.6	(0.3)
Net income attributable to Laureate Education, Inc.	$41.9	$39.2	$2.7	$107.6	$69.6	$38.0

Basic and diluted earnings (loss) per share:
Basic weighted average shares outstanding	157.4	161.3	(3.9)	157.3	167.7	(10.4)
Diluted weighted average shares outstanding	158.1	161.9	(3.8)	157.9	168.3	(10.4)
Basic earnings per share	$0.26	$0.25	$0.01	$0.69	$0.42	$0.27
Diluted earnings per share	$0.26	$0.25	$0.01	$0.68	$0.41	$0.27

Revenue and Adjusted EBITDA by segment

IN MILLIONS
			% Change		$ Variance Components
For the three months ended December 31,	2023	2022	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$223.1	$179.0	25%	11%	$44.1	$20.4	$—	$—	$23.7
Peru	186.3	167.1	11%	8%	19.2	13.2	—	—	6.0
Corporate & Eliminations	—	0.2	(100)%	(100)%	(0.2)	(0.2)	—	—	—
Total Revenues	$409.4	$346.3	18%	10%	$63.1	$33.4	$—	$—	$29.7

Adjusted EBITDA
Mexico	$67.9	$43.5	56%	40%	$24.4	$17.2	$0.3	$—	$6.9
Peru	79.8	65.3	22%	18%	14.5	11.8	—	—	2.7
Corporate & Eliminations	(16.3)	(14.0)	(16)%	(16)%	(2.3)	(2.3)	—	—	—
Total Adjusted EBITDA	$131.3	$94.8	39%	28%	$36.5	$26.6	$0.3	$—	$9.6

			% Change		$ Variance Components
For the year ended December 31,	2023	2022	Reported	Organic Constant Currency(1)	Total	Organic Constant Currency	Other	Acq/Div.	FX
Revenues
Mexico	$782.6	$613.9	27%	13%	$168.7	$77.1	$—	$—	$91.6
Peru	701.7	624.2	12%	10%	77.5	60.2	—	—	17.3
Corporate & Eliminations	—	4.1	(100)%	(100)%	(4.1)	(4.1)	—	—	—
Total Revenues	$1,484.3	$1,242.3	19%	11%	$242.0	$133.1	$—	$—	$108.9

Adjusted EBITDA
Mexico	$177.0	$123.4	43%	26%	$53.6	$32.6	$0.4	$—	$20.6
Peru	286.9	266.7	8%	5%	20.2	12.9	—	—	7.3
Corporate & Eliminations	(45.2)	(51.2)	12%	12%	6.0	6.0	—	—	—
Total Adjusted EBITDA	$418.6	$338.9	24%	15%	$79.7	$51.4	$0.4	$—	$27.9

(1) Organic Constant Currency results exclude the period-over-period impact from currency fluctuations, acquisitions and divestitures, and other items. Other items include the impact of acquisition-related contingent liabilities for taxes other-than-income tax, net of changes in recorded indemnification assets. Organic Constant Currency is calculated using the change from prior-period average foreign exchange rates to current-period average foreign exchange rates, as applied to local-currency operating results for the current period. The “Organic Constant Currency” % changes are calculated by dividing the Organic Constant Currency amounts by the 2022 Revenues and Adjusted EBITDA amounts, excluding the impact of the divestitures.

Consolidated Balance Sheets

IN MILLIONS	December 31, 2023	December 31, 2022	Change
Assets
Cash and cash equivalents	$89.4	$85.2	$4.2
Receivables (current), net	92.1	80.7	11.4
Other current assets	42.0	60.3	(18.3)
Property and equipment, net	562.2	523.4	38.8
Operating lease right-of-use assets, net	371.6	389.6	(18.0)
Goodwill and other intangible assets	830.7	735.1	95.6
Deferred income taxes	71.4	51.9	19.5
Other long-term assets	49.9	46.0	3.9
Current and long-term assets held for sale	16.3	—	16.3
Total assets	$2,125.6	$1,972.2	$153.4

Liabilities and stockholders' equity
Accounts payable and accrued expenses	$209.4	$178.6	$30.8
Deferred revenue and student deposits	69.4	51.3	18.1
Total operating leases, including current portion	417.6	415.9	1.7
Total long-term debt, including current portion	165.1	232.1	(67.0)
Other liabilities	303.5	318.6	(15.1)
Current and long-term liabilities held for sale	11.5	—	11.5
Total liabilities	1,176.5	1,196.5	(20.0)
Redeemable noncontrolling interests and equity	1.4	1.4	—
Total stockholders' equity	947.7	774.4	173.3
Total liabilities and stockholders' equity	$2,125.6	$1,972.2	$153.4

Consolidated Statements of Cash Flows

	For the year ended December 31,
IN MILLIONS	2023	2022	Change
Cash flows from operating activities
Net income	$107.3	$69.0	$38.3
Depreciation and amortization	69.6	59.1	10.5
Loss (gain) on sales and disposal of subsidiaries, property and equipment and leases, net	9.6	(11.1)	20.7
Deferred income taxes	(55.9)	(0.5)	(55.4)
Unrealized foreign currency exchange loss (gain)	75.5	13.9	61.6
Income tax receivable/payable, net	23.3	31.3	(8.0)
Working capital, excluding tax accounts	(67.1)	(52.2)	(14.9)
Other non-cash adjustments	88.5	68.7	19.8
Net cash provided by operating activities	250.8	178.2	72.6
Cash flows from investing activities
Purchase of property and equipment	(56.4)	(52.8)	(3.6)
Expenditures for deferred costs	—	(0.3)	0.3
Receipts from sales of discontinued operations, net of cash sold, property and equipment	4.5	83.4	(78.9)
Net cash (used in) provided by investing activities	(51.9)	30.3	(82.2)
Cash flows from financing activities
(Decrease) increase in long-term debt, net	(89.7)	62.5	(152.2)
Payments of special dividends, special cash distributions, and dividend equivalent rights	(112.5)	(253.2)	140.7
Payments to repurchase common stock	—	(282.2)	282.2
Financing other, net	0.3	11.2	(10.9)
Net cash used in by financing activities	(201.9)	(461.6)	259.7
Effects of exchange rate changes on cash	6.6	1.2	5.4
Change in cash included in current assets held for sale	(0.5)	—	(0.5)
Net change in cash and cash equivalents	3.1	(251.8)	254.9
Cash and cash equivalents at beginning of period	93.8	345.6	(251.8)
Cash and cash equivalents at end of period	$96.9	$93.8	$3.1

Non-GAAP Reconciliations

The following table reconciles Net income to Adjusted EBITDA:

	For the three months ended			For the year ended
	December 31,			December 31,
IN MILLIONS	2023	2022	Change	2023	2022	Change
Net income	$41.7	$39.1	2.6	$107.3	$69.0	38.3
Plus:
Loss (income) from discontinued operations, net of tax	$6.0	$(4.2)	10.2	$9.8	$(8.3)	18.1
Income (loss) from continuing operations	$47.7	$34.9	$12.8	$117.0	$60.7	$56.3
Plus:
Equity in net income of affiliates, net of tax	(0.2)	(0.2)	—	(0.2)	(0.3)	0.1
Income tax expense (benefit)	36.2	26.2	10.0	137.6	185.4	(47.8)
Income from continuing operations before income taxes and equity in net income of affiliates	83.7	60.9	22.8	254.5	245.9	8.6
Plus:
Loss (gain) on disposal of subsidiaries, net	—	0.1	(0.1)	(3.6)	(1.4)	(2.2)
Foreign currency exchange loss (gain), net	24.1	14.5	9.6	75.7	17.4	58.3
Other (income) expense, net	0.5	(0.4)	0.9	0.3	(0.8)	1.1
Interest expense	3.7	4.8	(1.1)	21.0	16.4	4.6
Interest income	(2.1)	(1.9)	(0.2)	(9.1)	(7.6)	(1.5)
Operating income	110.0	78.0	32.0	338.8	270.0	68.8
Plus:
Depreciation and amortization	17.7	15.5	2.2	69.6	59.1	10.5
EBITDA	127.7	93.5	34.2	408.4	329.1	79.3
Plus:
Share-based compensation expense (2)	2.2	1.8	0.4	7.1	8.8	(1.7)
Loss on impairment of assets (3)	1.5	—	1.5	3.1	0.1	3.0
EiP implementation expenses (4)	—	(0.5)	0.5	—	0.8	(0.8)
Adjusted EBITDA	$131.3	$94.8	$36.5	$418.6	$338.9	$79.7

(2) Represents non-cash, share-based compensation expense pursuant to the provisions of ASC Topic 718, "Stock Compensation."
(3) Represents non-cash charges related to impairments of long-lived assets.
(4) Excellence-in-Process (EiP) implementation expenses are related to our enterprise-wide initiative to optimize and standardize Laureate’s processes, creating vertical integration of procurement, information technology, finance, accounting and human resources. It included the establishment of regional shared services organizations (SSOs), as well as improvements to the Company's system of internal controls over financial reporting. The EiP initiative also included other back- and mid-office areas, as well as certain student-facing activities, expenses associated with streamlining the organizational structure, an enterprise-wide program aimed at revenue growth, and certain non-recurring costs incurred in connection with previous dispositions. The EiP initiative was completed as of December 31, 2021, except for certain EiP expenses related to the run out of programs that began in prior periods.

Investor Relations Contact:
ir@laureate.net

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.